Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD REVENUES, OPERATING INCOME AND EARNINGS FOR THE SECOND QUARTER OF FISCAL 2018

Marcus Theatres® achieves best quarter on record; significantly outperformed the industry

Milwaukee, July 26, 2018… The Marcus Corporation (NYSE: MCS) today reported record revenues, operating income and net earnings for the second quarter of fiscal 2018 ended June 28, 2018.

Second Quarter Fiscal 2018 Highlights

•	Total revenues for the second quarter of fiscal 2018 were a record $193,298,000, a 20.7% increase from revenues of $160,140,000 for the second quarter of fiscal 2017.
•	Operating income for the second quarter of fiscal 2018 was a record $29,107,000, a 51.8% increase from operating income of $19,169,000 for the second quarter of fiscal 2017.
•	Net earnings attributable to The Marcus Corporation were a record $18,619,000 for the second quarter of fiscal 2018, an 83.9% increase from net earnings attributable to The Marcus Corporation of $10,124,000 for the second quarter of fiscal 2017.
•	Net earnings per diluted common share attributable to The Marcus Corporation were a record $0.65 for the second quarter of fiscal 2018, an 80.6% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.36 for the second quarter of fiscal 2017.

First Half Fiscal 2018 Highlights

•	Total revenues for the first half of fiscal 2018 were a record $361,489,000, an 11.0% increase from revenues of $325,596,000 for the first half of fiscal 2017.
•	Operating income was a record $46,123,000 for the first half of fiscal 2018, a 22.6% increase from operating income of $37,622,000 for the first half of fiscal 2017.

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•	Net earnings attributable to The Marcus Corporation were a record $28,440,000 for the first half of fiscal 2018, a 45.3% increase from net earnings attributable to The Marcus Corporation of $19,577,000 for the first half of fiscal 2017.
•	Net earnings per diluted common share attributable to The Marcus Corporation were a record $1.00 for the first half of fiscal 2018, a 44.9% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.69 for the first half of fiscal 2017.

“The second quarter of 2018 was again another record quarter for The Marcus Corporation, with record revenues, operating income and net earnings. In fact, revenues in the quarter were the highest for any quarter in our history,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Not only did Marcus Theatres achieve its best quarter on record with significant increases in both revenues and operating income, it also considerably outperformed the industry, which also had a record quarter. While our theatre division drove our strong second quarter performance, revenues and operating income also improved for Marcus Hotels & Resorts.

“We are pleased to have had such a strong first half of the year, achieving two consecutive record quarters. Net earnings again benefitted from a lower income tax rate, which we expect will continue to positively impact the company over the long-term,” said Marcus.

Marcus Theatres®

Marcus Theatres reported its strongest quarter on record, with a 33.0% increase in revenues and a 54.9% increase in operating income for the second quarter of 2018 compared to the prior year period. The division outperformed the change in national box office revenues by more than 10 percentage points compared to the same corresponding weeks in the prior year, according to Rentrak.

“This was an exceptional quarter for Marcus Theatres, driven by both a blockbuster film slate and continued operational excellence across our circuit,” said Rolando Rodriguez, chairman, president and chief executive officer of Marcus Theatres. “The division far outperformed the industry thanks in part to a strong consumer response to the significant investments we have made to our theatres over the past year. This is especially true at our Marcus Wehrenberg theatres, which significantly outperformed the industry, according to Rentrak, and continues to meaningfully contribute to our results.”

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Investments during the second quarter include adding the division’s signature DreamLoungerSM recliner seating to four existing locations, with additional DreamLounger upgrades currently underway at two more locations. In addition, the division converted an additional five auditoriums to its UltraScreen DLX® and SuperScreen DLX®formats, and added two new Zaffiro’s® Express locations and one new Take FiveSM Lounge during the quarter. Preliminary work at Marcus Theatres’ second BistroPlexSM location in Brookfield, Wisconsin has begun.

“As expected, the summer film slate included a number of highly anticipated movies, including several blockbusters that were very well received by movie-goers,” said Rodriguez. “We significantly outperformed the industry as a result of our strong movie slate, innovative operating and marketing strategies, successful loyalty program and continued focus on creating the ultimate movie going experience, with DreamLounger recliners, premium large format screens and exciting food and beverage concepts.”

The five top-performing films for Marcus Theatres in the second quarter of fiscal 2018 were Avengers: Infinity War; Incredibles 2; Deadpool 2; Solo: A Star Wars Story and A Quiet Place.

Rodriguez said the third quarter is off to a good start, thanks to the continued success of Incredibles 2 and Jurassic World: Fallen Kingdom, as well as recently opened films such as Ant-Man and the Wasp; Skyscraper; Hotel Transylvania 3: Summer Vacation; Mamma Mia! Here We Go Again and The Equalizer 2. Additional films opening through the end of the third quarter include Mission-Impossible: Fallout; Christopher Robin; The Meg; Crazy Rich Asians; The Nun; The Predator; and The House with a Clock in Its Walls.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts’ revenue per available room (RevPAR) for comparable company-owned properties was essentially even in the second quarter. “Increased food and beverage revenues, higher management fees and improved operating margins were the primary contributors to the division’s improved second quarter results,” said Marcus. He noted that the prior year’s results included preopening expenses and startup losses related to the opening of the SafeHouse® Chicago, which is now fully operational.

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During the quarter, the division announced that it has assumed management of the DoubleTree by Hilton Hotel El Paso Downtown in El Paso, Texas. It will also assume management of the newly constructed Courtyard by Marriott El Paso Downtown/Convention Center later this summer. This will bring Marcus Hotels & Resorts’ portfolio to 21 owned and/or managed properties across the country.

In May 2018, the division also announced that it has selected two nationally recognized firms to lead the reinvention of the 221-room InterContinental Milwaukee into an immersive arts-focused hotel, which is scheduled to be completed in mid-2019.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, July 26, 2018, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 2180519. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, August 2, 2018, by dialing 1-855-859-2056 and entering passcode 2180519. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 890 screens at 68 locations in eight states. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in nine states, with another property opening in El Paso, Texas during the summer of 2018.  For more information, please visit the company’s website at www.marcuscorp.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (10) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2018	2017	2018	2017
Revenues:
Theatre admissions	$69,607	$52,135	$132,613	$115,976
Rooms	29,118	29,125	49,789	50,059
Theatre concessions	46,798	35,179	88,211	76,075
Food and beverage	18,836	18,777	34,639	33,817
Other revenues	20,023	17,559	39,549	34,802
	184,382	152,775	344,801	310,729
Cost reimbursements	8,916	7,365	16,688	14,867
Total revenues	193,298	160,140	361,489	325,596

Costs and expenses:
Theatre operations	61,153	46,756	115,808	101,441
Rooms	10,567	10,261	20,068	19,459
Theatre concessions	12,976	9,981	24,937	21,099
Food and beverage	14,899	15,501	28,964	28,968
Advertising and marketing	6,025	6,022	11,139	11,584
Administrative	18,558	17,393	35,840	33,922
Depreciation and amortization	14,426	12,303	28,330	24,551
Rent	2,585	3,332	5,536	6,605
Property taxes	4,779	4,445	9,993	9,523
Other operating expenses	9,307	7,612	18,063	15,955
Reimbursed costs	8,916	7,365	16,688	14,867
Total costs and expenses	164,191	140,971	315,366	287,974

Operating income	29,107	19,169	46,123	37,622

Other income (expense):
Investment income (loss)	27	38	(9)	110
Interest expense	(3,511)	(3,163)	(6,820)	(6,087)
Other expense	(496)	(428)	(992)	(856)
Gain (loss) on disposition of property, equipment and other assets	(408)	428	(408)	29
Equity earnings from unconsolidated joint ventures, net	200	32	252	87
	(4,188)	(3,093)	(7,977)	(6,717)

Earnings before income taxes	24,919	16,076	38,146	30,905
Income taxes	6,207	5,951	9,628	11,663
Net earnings	18,712	10,125	28,518	19,242
Net earnings (loss) attributable to noncontrolling interests	93	1	78	(335)
Net earnings attributable to The Marcus Corporation	$18,619	$10,124	$28,440	$19,577

Net earnings per common share attributable to The Marcus Corporation - diluted	$0.65	$0.36	$1.00	$0.69

Weighted average shares outstanding - diluted	28,621	28,486	28,534	28,435

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	June 28,	December 28,
	2018	2017

Assets:

Cash, cash equivalents and restricted cash	$18,542	$20,747
Accounts and notes receivable	30,992	27,230
Refundable income taxes	3,400	15,335
Other current assets	14,369	13,409
Property and equipment, net	852,596	860,064
Other assets	82,327	81,012

Total Assets	$1,002,226	$1,017,797

Liabilities and Shareholders' Equity:
Accounts payable	$37,704	$51,541
Taxes other than income taxes	19,536	19,638
Other current liabilities	62,905	68,918
Current portion of capital lease obligations	7,262	7,570
Current maturities of long-term debt	10,065	12,016
Capital lease obligation	24,777	28,282
Long-term debt	275,321	289,813
Deferred income taxes	38,279	38,233
Deferred compensation and other	59,285	56,662
Equity	467,092	445,124

Total Liabilities and Shareholders' Equity	$1,002,226	$1,017,797

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended June 28, 2018
Revenues(1)	$125,453	$67,713	$132	$193,298
Operating income (loss)	27,877	6,362	(5,132)	29,107
Depreciation and amortization	9,656	4,684	86	14,426

13 Weeks Ended June 29, 2017
Revenues(1)	$94,357	$65,611	$172	$160,140
Operating income (loss)	17,992	5,819	(4,642)	19,169
Depreciation and amortization	7,808	4,401	94	12,303

26 Weeks Ended June 28, 2018
Revenues(1)	$238,388	$122,881	$220	$361,489
Operating income (loss)	51,860	3,713	(9,450)	46,123
Depreciation and amortization	18,884	9,274	172	28,330

26 Weeks Ended June 29, 2017
Revenues(1)	$206,363	$118,951	$282	$325,596
Operating income (loss)	42,715	3,144	(8,237)	37,622
Depreciation and amortization	15,601	8,758	192	24,551

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

(1) Revenues include cost reimbursements of $8,916 for the 13 weeks ended June 28, 2018 (Theatres - $387, Hotels/Resorts - $8,529), $7,365 for the 13 weeks ended June 29, 2017 (Theatres - $541, Hotels/Resorts - $6,824), $16,688 for the 26 weeeks ended June 28, 2018 (Theatres - $866, Hotels/Resorts - $15,822) and $14,867 for the 26 weeks ended June 29, 2017 (Theatres - $1,159, Hotels/Resorts - $13,708).

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